Filed Pursuant to Rule 433
Registration Statement No. 333-134596
NEWS RELEASE
Investor Contact:
James E. Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412
FOR IMMEDIATE RELEASE
Trinity Industries Prices $450 Million of Convertible Subordinated Notes
     DALLAS, TEXAS — June 1, 2006 — Trinity Industries, Inc. (NYSE: TRN) today announced that it has priced its previously announced offering of $450 million aggregate principal amount of Convertible Subordinated Notes due 2036 (the “notes”). The Company has granted the underwriters a 13-day option to purchase an additional $50 million of the notes.
     The notes will bear interest at a fixed rate equal to 3.875% per annum, payable semi-annually commencing December 1, 2006. In addition, commencing with the six-month period beginning June 1, 2018, and for each six-month period thereafter, Trinity Industries will pay contingent interest to holders of the notes under certain circumstances. The notes will be convertible upon occurrence of specified events. If converted, holders of the notes will receive cash up to the principal amount of a note and, if the market price of Trinity Industries common stock exceeds the conversion price in effect on the conversion date, holders will also receive, at the election of Trinity Industries, additional cash, a number of shares of Trinity Industries common stock or a combination of both. The notes have an initial conversion price of $78.34 per share of common stock, which is a premium of 35% over Trinity Industries’ closing stock price of $58.03 on June 1, 2006.
     Trinity Industries may redeem all or a portion of the notes for cash at any time on or after June 1, 2018, at a price equal to 100% of their principal amount, plus accrued and unpaid interest, including any contingent interest, up to but excluding the redemption date. On June 1, 2018, or upon the occurrence of a change in control, holders of the notes may require Trinity Industries to purchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes submitted for repurchase, plus any accrued and unpaid interest, including any contingent interest, up to but excluding the repurchase date.
     Trinity Industries intends to use the proceeds of this offering to provide additional funds for general corporate purposes, including the expansion of its railcar leasing business and possible repayments or repurchases of a portion of its outstanding indebtedness.
     J. P. Morgan Securities Inc., Banc of America Securities LLC, and Wachovia Securities are acting as joint book-running managers.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to robert.p.cash@jpmorgan.com, dg.prospectus_distribution@bofasecurities.com, or equity.syndicate@wachovia.com.
Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience of our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.
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